UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2015

Whitestone REIT

(Exact name of registrant as specified in charter)

Maryland	001-34855	76-0594970
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 South Gessner, Suite 500, Houston, Texas	77063
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 827-9595

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule #14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 30, 2015, Whitestone REIT (the “Company”), through its operating partnership, Whitestone REIT Operating Partnership, L.P. (the “Operating Partnership”), entered into the First Amendment to Amended and Restated Credit Agreement and Guarantor Supplement (the “First Amendment”) with the guarantors party thereto, the lenders party thereto and Bank of Montreal, as administrative agent (the “Agent”), to amend that certain Amended and Restated Credit Agreement, dated November 7, 2014, (the “2014 Facility”), with the lenders party thereto, with BMO Capital Markets, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and U.S. Bank, National Association, as co-lead arrangers and joint book runners, and the Agent.

Pursuant to the First Amendment, the Company made the following amendments to the 2014 Facility:

•	extended the maturity date of the $400 million unsecured revolving credit facility under the 2014 Facility (the “Revolver”) to October 30, 2019 from November 7, 2018;

•	converted $100 million of outstanding borrowings under the Revolver to a new $100 million unsecured term loan under the 2014 Facility (“Term Loan 3”) with a maturity date of October 30, 2022;

•	extended the maturity date of the first $50 million unsecured term loan under the 2014 Facility (“Term Loan 1”) to October 30, 2020 from February 17, 2017; and

•	extended the maturity date of the second $50 million unsecured term loan under the 2014 Facility (“Term Loan 2” and together with Term Loan 1 and Term Loan 3, the “Term Loans”) to January 29, 2021 from November 7, 2019.

Pursuant to the 2014 Facility, as amended by the First Amendment, borrowings under Term Loan 3 accrue interest (at the Operating Partnership's option) at a Base Rate or an Adjusted LIBOR plus an applicable margin based upon the Company's then existing leverage. The applicable margin for Adjusted LIBOR borrowings ranges from 1.65% to 2.25% for Term Loan 3. Base Rate means the higher of: (a) the Agent’s prime commercial rate, (b) the sum of (i) the average rate quoted by the Agent by two or more federal funds brokers selected by the Agent for sale to the Agent at face value of federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1.00%, and (c) the LIBOR rate for such day plus 1.00%. Adjusted LIBOR means LIBOR divided by one minus the Eurodollar Reserve Percentage. The Eurodollar Reserve Percentage means the maximum reserve percentage at which reserves are imposed by the Board of Governors of the Federal Reserve System on eurocurrency liabilities.

Following the above amendments, the total borrowing capacity under the 2014 Facility, as amended by the First Amendment, remains at $500 million, with a $200 million accordion feature that will allow the Company to expand the 2014 Facility, as amended by the First Amendment, to $700 million under certain conditions, including receipt of requisite lender commitments.

The Company serves as the guarantor for funds borrowed by the Operating Partnership under the 2014 Facility, as amended by the First Amendment. The 2014 Facility, as amended by the First Amendment, contains customary terms and conditions, including, without limitation, affirmative and negative covenants such as information reporting requirements, maximum secured indebtedness to total asset value, minimum EBITDA (earnings before interest, taxes, depreciation, amortization or extraordinary items) to fixed charges, and maintenance of a minimum net worth of $175.0 million prior to the date of the First Amendment and of $217.0 million thereafter. The 2014 Facility, as amended by the First Amendment, also contains customary events of default with customary notice and cure, including, without limitation, nonpayment, breach of covenant, misrepresentation of representations and warranties in a material respect, cross-default to other major indebtedness, change of control, bankruptcy and loss of REIT tax status.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by the terms of the First Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated November 7, 2014, as amended by First Amendment to Amended and Restated Credit Agreement and Guarantor Supplement, dated October 30, 2015, among Whitestone REIT Operating Partnership, L.P., Whitestone REIT, et al., as guarantors, the lenders party thereto, and Bank of Montreal, as Administrative Agent.

99.1	Whitestone REIT Press Release, dated November 3, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Whitestone REIT
(Registrant)

Date:	November 5, 2015	By: /s/ David K. Holeman
Name: David K. Holeman Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated November 7, 2014, as amended by First Amendment to Amended and Restated Credit Agreement and Guarantor Supplement, dated October 30, 2015, among Whitestone REIT Operating Partnership, L.P., Whitestone REIT, et al., as guarantors, the lenders party thereto, and Bank of Montreal, as Administrative Agent.

99.1	Whitestone REIT Press Release, dated November 3, 2015.